Exhibit 10.1

DIRECTOR RESTRICTED STOCK unit AWARD AGREEMENT

Geospace Technologies Corporation (the “Company”), pursuant to the Geospace Technologies Corporation 2014 Long Term Incentive Plan (the “Plan”), hereby awards to you, ___________________, effective as of ______________ (the “Grant Date”), _______ Restricted Stock Units under the Plan on the following terms and conditions (individually, a “Restricted Stock Unit”, and collectively, the “Restricted Stock Units”).  In accepting the Restricted Stock Units granted in this Award Agreement, including, without limitation, the Terms and Conditions of Director Restricted Stock Unit Award Agreement (the “Terms and Conditions”) attached hereto (collectively, this “Agreement”), you accept and agree to be bound by all the terms and conditions of the Plan and this Agreement.

The Restricted Stock Units are represented by bookkeeping entries on the ledger maintained by the Company under the Plan.

The Restricted Stock Units granted hereby may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of in any manner.  Any such attempted sale, assignment, pledge, exchange, hypothecation, transfer, encumbrance or disposition in violation of this Agreement shall be void and the Company shall not be bound thereby.  Further, any shares of the Stock issued under this Agreement may not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable securities laws.  The recipient of any shares of the Stock issued under this Agreement agrees that the Company may (a) refuse to cause the transfer of any such shares of the Stock to be registered on the applicable stock transfer records of the Company if such proposed transfer would, in the opinion of counsel satisfactory to the Company, constitute a violation of any applicable securities law and (b) give related instructions to the transfer agent, if any, to stop registration of the transfer of such shares of the Stock.  The shares of Stock that may be issued under the Plan are registered with the Securities and Exchange Commission under a Registration Statement on Form S-8.  A Prospectus describing the Plan and the shares of Stock is available from the Company.

The Restricted Stock Units that are granted hereby shall be subject to the prohibitions and restrictions set forth herein with respect to the sale or other disposition of the Restricted Stock Units granted hereunder and the obligation to forfeit and surrender such Restricted Stock Units to the Company (the “Forfeiture Restrictions”).  The Forfeiture Restrictions shall lapse as to the Restricted Stock Units in accordance with the following schedule provided that your service on the Board as a Director has not terminated prior to the applicable lapse date:

(1)	on the first anniversary of the Grant Date, the Forfeiture Restrictions shall lapse as to one-quarter of the Restricted Stock Units subject to this Agreement; and
(2)

on each succeeding anniversary of the Grant Date, the Forfeiture Restrictions shall lapse as to an additional one-quarter of the Restricted Stock Units subject to this Agreement, so that on the fourth anniversary of the Grant Date the Forfeiture Restrictions shall lapse as to all of the Restricted Stock Units subject to this Agreement.

If a Change of Control of the Company occurs or your service on the Board as a Director terminates before the fourth anniversary of the Grant Date, your rights to the Restricted Stock Units under this Agreement will be determined as provided in the attached Terms and Conditions.

You have no vested interest in the Restricted Stock Units credited to your bookkeeping ledger account under the Plan except as set forth in this Agreement.

Upon the lapse of the Forfeiture Restrictions applicable to a Restricted Stock Unit, the Company shall issue to you one share of the Stock in exchange for such Restricted Stock Unit and thereafter you shall have no further rights with respect to such Restricted Stock Unit.  The Company shall cause to be delivered to the holder of this Agreement, in electronic or certificated form, any shares of the Stock that are to be issued under the terms of this Agreement in exchange for the Restricted Stock Units, and such shares of the Stock shall be transferable by the recipient (except to the extent that any proposed transfer would, in the opinion of counsel satisfactory to the Company, constitute a violation of applicable securities law).

Capitalized terms that are not defined herein shall have the meaning ascribed to such terms in the Plan.

In accepting the award of Restricted Stock Units set forth in this Agreement (the “Award”) you accept and agree to be bound by all the terms and conditions of the Plan and this Agreement, including the Terms and Conditions.

GEOSPACE TECHNOLOGIES CORPORATION

By:
Its:

ACCEPTED this ___ day of _______________

_________________________________________
Director Name:  __________________________

GEOSPACE TECHNOLOGIES CORPORATION

TERMS AND CONDITIONS OF
DIRECTOR RESTRICTED STOCK unit AWARD AGREEMENT

These Terms and Conditions are applicable to the Restricted Stock Unit award granted pursuant to the Geospace Technologies Corporation 2014 Long Term Incentive Plan (the “Plan”) and are incorporated as part of the Director Restricted Stock Unit Award Agreement setting forth the terms of such Restricted Stock Unit award.

1.

TERMINATION OF SERVICE. The following provisions will apply in the event your service on the Board as a Director terminates before the fourth anniversary of the Grant Date (the “Fourth Anniversary Date”) under the Agreement:

1.1

Termination Generally. If your service on the Board as a Director terminates on or before the Fourth Anniversary Date for any reason other than the reasons described in Sections 1.2 and 1.3 below, the Forfeiture Restrictions then applicable to the Restricted Stock Units shall not lapse and all of the Restricted Stock Units then subject to the Forfeiture Restrictions shall be forfeited to the Company on the date your service on the Board as a Director terminates.

1.2

Disability. Notwithstanding any other provision of the Agreement or these Terms and Conditions to the contrary, if you become permanently disabled before the Fourth Anniversary Date and before your service on the Board as a Director terminates, all remaining Forfeiture Restrictions then applicable to the Restricted Stock Units shall immediately lapse on the date of your becoming permanently disabled.  For purposes of this Section 1.2, you will be “permanently disabled” if you are unable to perform any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

1.3

Death. Notwithstanding any other provision of the Agreement or these Terms and Conditions to the contrary, if you die before the Fourth Anniversary Date and before your service on the Board as a Director terminates for some other reason, all remaining Forfeiture Restrictions applicable to the Restricted Stock Units shall immediately lapse on the date of death.

2.

CHANGE OF CONTROL. Notwithstanding any other provision of the Agreement or these Terms and Conditions to the contrary, if a Change of Control occurs before the Fourth Anniversary Date and before your service on the Board as a Director terminates, then all remaining Forfeiture Restrictions applicable to the Restricted Stock Units shall immediately lapse immediately prior to the effective time of the Change of Control.

3.	NON-TRANSFERABILITY. The Agreement is not transferable by you otherwise than by will or by the laws of descent and distribution.

4.

NO FRACTIONAL SHARES.  All provisions of this Agreement concern whole shares of the Stock.  If the application of any provision hereunder would yield a fractional share, such fractional share shall be rounded down to the next whole share if it is less than 0.5 and rounded up to the next whole share if it is 0.5 or more.

5.

CAPITAL ADJUSTMENTS AND REORGANIZATIONS. The existence of the Restricted Stock Units shall not affect in any way the right or power of the Company or any company the stock of which is awarded pursuant to the Agreement to make or authorize any adjustment, recapitalization, reorganization or other change in its capital structure or its business, engage in any merger or consolidation, issue any debt or equity securities, dissolve or liquidate, or sell, lease, exchange or otherwise dispose of all or any part of its assets or business, or engage in any other corporate act or proceeding.

6.

NO RIGHTS OF SHAREHOLDER.  You shall not have the voting rights or any of the other rights, powers or privileges of a holder of the Company’s Stock with respect to the Restricted Stock Units that are awarded hereby.  Only after a share of the Stock is issued in exchange for a Restricted Stock Unit will you have all of the rights of a shareholder with respect to such share of Stock issued in exchange for a Restricted Stock Unit.

7.

SECURITIES ACT LEGEND. You consent to the placing on any certificate or electronic book entry for any shares of Stock issued under this Agreement of an appropriate legend restricting resale or other transfer of the shares except in accordance with the Securities Act of 1933 and all applicable rules thereunder.

8.

LIMIT OF LIABILITY. Under no circumstances will the Company or any Affiliate be liable for any indirect, incidental, consequential or special damages (including lost profits) of any form incurred by any person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to the Plan or the award of Restricted Stock Units.

9.

DATA PRIVACY. The Company’s Human Resources Department in Houston, Texas (U.S.A.) administers and maintains the data regarding the Plan, the grantees and the Restricted Stock Unit awards granted to all employees, consultants and directors in the Company and its Affiliates worldwide.  The data administered and maintained by the Company includes information that may be considered personal data, including the name of the awardee, the award granted and the number of shares of stock subject to any award (“Personal Data”). From time to time the Company may transfer certain of your Personal Data to Affiliates as necessary for the purpose of implementation, administration and management of your participation in the Plan (the “Purposes”), and the Company and its Affiliates may each further transfer your Personal Data to any third parties assisting the Company in the implementation, administration and management of the Plan (collectively, “Data Recipients”). The countries to which your Personal Data may be transferred may have data protection standards that are different than those in your home country and that offer a level of data protection that is less than that in your home country.  In accepting the award of the Award, you hereby expressly acknowledge that you understand that from time to time the Company and its Affiliates may transfer your Personal Data to Data Recipients for the Purposes. You further acknowledge that you understand that the countries to which your Personal Data may be transferred may have data protection standards that are different than those in your home country and that offer a level of data protection that is less than that in your home country. Further, in accepting the award of the Award, you hereby expressly affirm that you do not object, and you hereby expressly consent, to the transfer of your Personal Data by the Company and its Affiliates to Data Recipients for the Purposes from time to time.

10.

GOVERNING LAW AND VENUE. The Plan, the Agreement including these Terms and Conditions and the Award shall be governed by the laws of the State of Texas, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation to the substantive law of another jurisdiction. In accepting the award of the Award you agree to submit solely and exclusively to the jurisdiction and venue of the federal or state courts of Harris County, Houston, Texas, to resolve any and all issues that may arise out of or relate to the Plan, the Agreement and the grant of the Award.

11.

AMENDMENT AND WAIVER.  Except as otherwise provided herein or in the Plan or as necessary to implement the provisions of the Plan, the Agreement may be amended, modified or superseded only by written instrument executed by the Company and the then valid holder of the Agreement.  Only a written instrument executed and delivered by the party waiving compliance hereof shall make any waiver of the terms or conditions.  Any waiver granted by the Company shall be effective only if executed and delivered by a duly authorized executive officer of the Company other than the Award recipient.  The failure of any party at any time or times to require performance of any provisions hereof shall in no manner effect the right to enforce the same.  No waiver by any party of any term or condition, or the breach of any term or condition contained in this Agreement, in one or more instances, shall be construed as a continuing waiver of any such condition or breach, a waiver of any other condition, or the breach of any other term or condition.

12.

SECTION 409A.  It is intended that the provisions of the Agreement be exempt from the requirements of Section 409A of the Code, and the accompanying U.S. Treasury Regulations and pronouncements thereunder, under the “short-term deferral” exception described in U.S. Treasury Regulation § 1.409A-1(b)(4) and that the Agreement be interpreted and operated in a manner consistent with such intent.

13.

MISCELLANEOUS. The Agreement is awarded pursuant to and is subject to all of the provisions of the Plan, including amendments to the Plan, if any. In the event of a conflict between these Terms and Conditions and the Plan provisions, the Plan provisions will control. The terms “you” and “your” refer to the Participant named in the Agreement. Capitalized terms that are not defined herein shall have the meanings ascribed to such terms in the Plan or the Agreement.